Exhibit 99.2

Contact:

Dan Coccoluto	Sharon Barclay
Omtool, Ltd.	Blanc and Otus
Chief Financial Officer	Investor Relations
978-327-5700	617-451-6070 x203
coccoluto@omtool.com	sbarclay@blancandotus.com

OMTOOL REPORTS THIRD QUARTER FISCAL YEAR 2006 RESULTS AND CONTINUED MARKET ADOPTION OF THE COMPANY’S FLAGSHIP PRODUCT, ACCUROUTE

Positive business indicators include increased quarterly revenue, increased adoption rates and new applications of the company’s document routing platform, AccuRoute

Andover, Mass., November 14, 2006 — Omtool, Ltd. (NASDAQ: OMTL), a leading provider of document handling products and services, today reported results of operations for the third quarter of fiscal year 2006.  Also announced today in a separate release, Omtool has signed a definitive agreement to acquire BlueChip Technologies Ltd., a privately held provider of electronic forms automation, document imaging and object archiving solutions to the healthcare market.

Total revenue for the quarter ended September 30, 2006 was approximately $3.6 million as compared with revenue of approximately $3.2 million for the third quarter of 2005, representing a $475,000, or 15%, increase.  The increase in revenue was led primarily by a 43% increase in total AccuRoute revenue over that time period.  Additionally, the company achieved sequential quarterly growth of 16% as its third quarter revenue of fiscal year 2006 was $572,000 higher than its second quarter of fiscal 2006 revenue of approximately $3.1 million.

Consistent with the company’s strategic plan, operating expenses for the quarter ended September 30, 2006, were 39% higher than they were for the quarter ended September 30, 2005.  The company’s operating expenses for the quarter ended September 30, 2006, were approximately $3.5 million as compared to approximately $2.5 million for the quarter ended September 30, 2005.  Net loss for the quarter ended September 30, 2006, was approximately $(1,083,000) or $(0.27) per basic and diluted share, as compared to a net loss of approximately $(343,000) or $(0.09) per share, on a basic and diluted basis for the same quarter of 2005.

For the nine-month period ended September 30, 2006 and September 30, 2005, total revenues were $10.0 million and $10.6 million, respectively, representing a 5% decrease due primarily to the continued decline in the company’s fax-related software and hardware license revenue.  However, total AccuRoute revenue increased by 25% during this same time period.  The improvements in total AccuRoute product revenue realized in 2006 are primarily attributed to increased market acceptance of the AccuRoute product and the continued focus and expenditures on sales and marketing.

Total software license revenues increased by 18%, or $154,000, during the three months ended September 30, 2006 as compared to the same period in 2005.  For the three-month period ended September 30, 2006, service and other revenue increased by $299,000, or 18%, when compared to the same period in 2005 and hardware revenue increased by $22,000 or 4%.

Total software license revenues decreased by 10%, or $343,000, during the first nine months of 2006 as compared to the same period in 2005 due to a decline in software license revenue for the company’s legacy fax product.  For the nine-month period ended September 30, 2006, hardware revenue decreased by approximately 27%, or $573,000, when compared to the same period in 2005 due to the decrease in sales of the company’s legacy fax product.  At the same time, however, service and other revenue increased by 7%, or $365,000, as compared to the first nine months of 2005.

Robert L. Voelk, Omtool’s chairman, president, and chief executive officer, is encouraged by the company’s third quarter results and said, “Our AccuRoute product line remains our strategic focus as we continue to execute on our previously articulated strategic plan.  AccuRoute’s continued market penetration means that it now represents more than 50% of our software license revenue based in part on our success in penetrating the legal vertical market.  In support of our strategic plan, we will continue to focus directly on the legal, financial services and healthcare markets.  Simultaneously, we expect our increased focus on indirect sales efforts to contribute to horizontal market penetration of our products.”

Further commenting on the company’s progress, Voelk said, “The third quarter has traditionally been a challenging quarter for us, as we have historically experienced seasonally weaker results during these months.  I am encouraged with the progress we are making on implementing our strategic plan.   This quarter’s incremental increase in revenue over the previous quarter is one of the many indications that our increased sales and marketing investments are starting to bear fruit. Maximizing the revenue potential we see in AccuRoute and improving our financial results will require that we continue to build our indirect sales channels and expand AccuRoute sales into new vertical markets as planned for the remainder of the year and into 2007.  While our success in entering new vertical markets will be critical to our ability to advance our business and grow top-line revenue, we believe that the following points indicate the current trends affecting our business:

1.               the continued growth in AccuRoute software license revenue (now representing more than 50% of total software license revenue);

2.               the continued increase in revenue quarter over quarter in 2006 (up 16% on the strength of AccuRoute from the second to the third quarter), notwithstanding the continued steady decline in new sales of our legacy fax software and hardware over that same period;

3.               our recently announced relationships with partners such as HP and Xerox (as announced during the third quarter) which are a direct result of our significant investment in indirect sales (also referred to as channel sales).”

In support of that market expansion the company announced earlier today that it had entered into a definitive agreement to acquire BlueChip Technologies Ltd., which acquisition, once completed, will provide Omtool with extensions to its healthcare product line, domain expertise and expanded healthcare provider customer base.

About Omtool, Ltd.

Omtool, Ltd. is a leading provider of document and information handling solutions used to control essential document lifecycles. Whether it is paper-based, faxed-based or electronic information, Omtool’s products are designed to capture that information and deliver it to the destination(s) where it is needed.  Its enterprise-level products are used by organizations worldwide whose business processes frequently include paper-based documents and/or stringent compliance requirements that include secure handling, storage, integration and tracking of a variety of documents.  Omtool’s flagship product, AccuRoute, is a document capture, conversion and communication platform that makes it easy to capture valuable company information and distribute it to multiple systems simultaneously, all from users’ desktops or any network enabled scanning device.  Based in Andover, Massachusetts with offices in the United Kingdom, Omtool can be contacted at 800-886-7845 or www.omtool.com.

This press release contains forward-looking statements, including, without limitation, statements regarding Omtool’s objectives and expectations; future financial and operating performance; customer interest in Omtool’s Genifax™ and AccuRoute products; long-term sales strategy; distribution channels; and the future plans of Omtool’s management.  These forward-looking statements are neither promises nor guarantees, and are subject to risk and uncertainties that could cause actual results to differ materially from the expectations set forth in these forward-looking statements, including but not limited to, risks associated with the introduction of new product offerings, including the AccuRoute, Genidocs™ and Genifax software products; the success of Omtool’s channel sales strategies; business partner strategies and new sales and marketing efforts; Omtool’s investments in vertical markets, including legal, financial services and healthcare; the continuation of market demand for fax-based software solutions; fluctuations in quarterly results of operations; Omtool’s headquarters relocation; changes in the regulatory environment; dependence on continuing growth in the number of organizations implementing secure electronic document exchange; competition; product enhancements; product concentration; declines in Omtool’s legacy fax business; seasonality; international sales; Omtool’s ability to manage expansion; Omtool’s ability to obtain desired financing; acquisitions and integration of complementary businesses; and those other risk factors described in Omtool’s periodic reports and registration statements as filed with the Securities and Exchange Commission, including Omtool’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 28, 2006.  Reported results should not be considered an indication of future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Omtool undertakes no responsibility to update any such forward-looking statements.

The consolidated statement of operations and condensed consolidated balance sheet follows.

OMTOOL, LTD.

Consolidated Summary Financial Data

Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	2006	2005	2006	2005
Revenue:
Software license	$1,032	$877	$2,990	$3,333
Hardware	605	583	1,569	2,142
Service and other	2,004	1,706	5,487	5,122
Total revenue	3,641	3,166	10,046	10,597
Cost of revenue:
Software license	60	42	143	113
Hardware	373	334	987	1,361
Service and other	856	683	2,451	2,082
Total cost of revenue	1,289	1,059	3,581	3,556
Gross profit	2,352	2,107	6,465	7,041
Operating expenses:
Sales and marketing	1,992	1,352	6,203	3,673
Research and development	664	579	2,096	1,617
General and administrative	810	571	2,528	2,071
Total operating expenses	3,466	2,502	10,827	7,361
Loss from operations	(1,114)	(395)	(4,362)	(320)
Interest and other income	31	52	114	137
Loss before tax provision	(1,083)	(343)	(4,248)	(183)
Tax provision	—	—	—	7
Net loss	$(1,083)	$(343)	$(4,248)	$(190)

Net loss per share
Basic	$(0.27)	$(0.09)	$(1.06)	$(0.05)
Diluted	$(0.27)	$(0.09)	$(1.06)	$(0.05)

Weighted average number of common shares outstanding
Basic	4,014	3,926	4,021	3,947
Diluted	4,014	3,926	4,021	3,947

OMTOOL, LTD.

Consolidated Summary Financial Data

Condensed Consolidated Balance Sheets

	September 30, 2006	December 31, 2005
	(Unaudited)
(in thousands)

Assets:
Cash and cash equivalents	$6,366	$10,472
Accounts receivable, net	2,020	1,619
Inventory	73	58
Prepaids and other	537	333
	8,996	12,482
Property and equipment, net	1,481	175
Other assets	53	12
	$10,530	$12,669
Liabilities and stockholders’ equity:
Accounts payable	$1,187	$905
Accrued expenses	1,398	1,171
Accrued state sales tax	318	343
Deferred revenue, current	3,978	3,408
Capital lease obligations, current	86	—
	6,967	5,827
Deferred revenue, long-term	474	410
Deferred rent	405	—
Capital lease obligations, long-term	377	—
Stockholders’ equity	2,307	6,432
	$10,530	$12,669